EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2009, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Acacia Research Corporation on Form 10-K for the year ended December 31, 2008 which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Grant Thornton LLP
Irvine, California
April 20, 2009